Exhibit 14

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              EVOLVE SOFTWARE, INC.

     Evolve Software, Inc. a corporation organized and existing under the laws of the State of Delaware, does hereby certify:

     1. The name of the corporation is Evolve Software, Inc. (the
"Corporation"). The Corporation was originally incorporated under the name "Cortez Software International, Inc.," and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 24, 1995.

     2. The amendments and restatement set forth in this Amended and Restated Certificate of Incorporation have been duly approved by the Board of Directors and stockholders of Evolve Software, Inc. in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

     3. Pursuant to Section 245 of the General Corporation Law of the State of Delaware, the text of this Amended and Restated Certificate of Incorporation restates and integrates and amends the provisions of the Corporation's certificate of incorporation and reads in its entirety as follows:

                                      FIRST

     The name of the Corporation is Evolve Software, Inc. (the "Corporation").

                                     SECOND

     The address of the corporation's registered office in the State of Delaware is 2711 Centerville Road, Wilmington, Delaware 19808. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc. in New Castle County.

                                      THIRD

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                     FOURTH

     A. The total number of shares that the Corporation shall have authority to issue is 110,000,000 shares of capital stock. Of such authorized shares, 100,000,000 shares shall be designated "Common Stock," and have a par value of $0.001. Of such authorized shares, 10,000,000 shares shall be designated "Preferred Stock", and have a par value of $0.001. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series, to determine the designation of any series, and to fix the number of shares of any series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     B. Effective 12:01 a.m. Eastern Time on December 19, 2002 (the "Effective Time") each one (1) share of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time ("Old Common Stock") shall automatically be combined, converted, reclassified and changed without any action on the part of the holder thereof, into one-fortieth of one (1) share of fully paid and nonassessable Common stock of the Corporation ("New Common Stock") subject to the treatment of fractional shares interests described below.

     C. Following the Effective Time, each holder of Old Common Stock shall be entitled to receive upon surrender of such holder's certificate(s) representing Old Common Stock (whether one or more, "Old Certificates") for cancellation pursuant to procedures adopted by the Corporation, a certificate(s) representing the number of whole shares of New Common Stock (whether one or more, "New Certificates") into which and for which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered are combined under the terms hereof. From and after the Effective Time, Old Certificates shall represent only the right to receive New Certificates and, where applicable, cash in lieu of fractional shares, as provided below.

     D. No fractional shares of Common Stock of the Corporation shall be issued. No stockholder of the Corporation shall transfer any fractional shares of Common Stock of the Corporation. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation. A holder of Old Certificates at the Effective Time who would otherwise be entitled to a fraction of a share of New Common Stock (after aggregating all fractions of a share to which such stockholder would otherwise be entitled) shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the per share closing sales price of the Common Stock on the day immediately prior to the Effective Time, as reported on the Nasdaq National Market or Nasdaq SmallCap Market (or if such price is not available, then such other price as determined by the Board of Directors).

     E. Two series of Preferred Stock of the Corporation be and hereby are created. 1,875,000 shares of Preferred Stock shall be designated as Series A Preferred Stock (the "Series A Preferred Stock"). 750,000 shares of Preferred Stock shall be designated as Series B Preferred Stock (the "Series B Preferred Stock"). The designations and amounts thereof and the preferences and relative, optional and other special rights of the shares of the Series A Preferred Stock and the Series B Preferred stock (collectively, the "Issued Preferred Stock"), and the qualifications, limitations or restrictions thereof are as set forth herein.


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
     For purposes of this Amended and Restated Certificate of Incorporation, (i) any series of Preferred Stock of the Corporation entitled to dividends, liquidation and redemption preference on a parity with the Series B Preferred Stock shall be referred to as "Series B Parity Preferred Stock," (ii) any series of Preferred Stock ranking senior to the Series B Preferred Stock and Series B Parity Preferred Stock with respect to dividends, liquidation preference or redemption shall be referred to as "Senior Stock," (iii) the Common Stock and any series of Preferred Stock ranking junior to the Series B Preferred Stock with respect to dividends, liquidation preference and redemption shall be referred to as "Series B Junior Stock," (iv) any series of Preferred Stock of the Corporation entitled to dividends, liquidation and redemption preference on a parity with the Series A Preferred Stock shall be referred to as "Series A Parity Preferred Stock," and (v) the Common Stock and any series of Preferred Stock ranking junior to the Series A Preferred Stock with respect to dividends, liquidation preference and redemption shall be referred to as "Series A Junior Stock." The Series A Preferred Stock of the Corporation shall be Series B Junior Stock with respect to liquidation for purposes hereof. The Series A Preferred Stock of the Corporation shall be Series B Parity Preferred Stock with respect to dividend and redemption rights. As of the date of this Amended and Restated Certificate of Incorporation there is not outstanding any Series B Parity Preferred Stock with respect to liquidation, or Senior Stock.

     The rights, privileges and other terms of the Issued Preferred Stock shall be as follows:

          (1)   Dividends. (a) In the event that the Corporation shall declare a
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distribution on the Common Stock payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (including cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then in each such case the holders of Issued Preferred Stock shall be entitled to a proportionate share of any such distribution as though such holders of Issued Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Issued Preferred Stock are convertible pursuant to Section 3(a) hereof as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution; provided that if such distribution is made with respect to the Series A Preferred Stock, then the proportionate shares of such distribution attributable to shares of Issued Preferred Stock shall be determined on an as-converted to Common Stock basis. (b) In the event that the Corporation shall declare a distribution on the Series A Preferred Stock payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (including cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then in each such case the holders of Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though such holders of Issued Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Issued Preferred Stock are convertible pursuant to Section 3(a) hereof as of the record date fixed for the determination of the holders of Series A Preferred Stock of the Corporation entitled to receive such distribution.

          (2)   Liquidation Preference.
                ----------------------

               (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary:

                    (i) After setting apart or paying in full the preferential amounts due to any holders of Senior Stock, the holders of the Series B Preferred Stock and any Series B Parity Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Series B Junior Stock, by reason of their ownership thereof, an amount equal to their full liquidation preference, which in the case of the Series B Preferred Stock shall be $10.00 per share (as adjusted for any stock-splits, reverse stock splits, recapitalizations, dividends in kind or similar events with respect to such stock), which amount shall increase at a rate of 8.00% per annum, compounded quarterly, commencing on the date of issuance of each such share, plus any declared but unpaid dividends on such shares (the "Series B Liquidation Preference"). If, upon occurrence of such event the assets and funds thus distributed among the holders of the Series B Preferred Stock and any Series B Parity Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then after setting apart or paying in full the preferential amounts due to holders of Senior Stock, the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series B Preferred Stock and Series B Parity Stock in proportion to the number of shares and the respective liquidation preferences of Series B Preferred Stock and Series B Parity Stock held by each such holder.

                    (ii) After setting apart or paying in full the preferential amounts due to any holders of Senior Stock, Series B Preferred Stock and Series B Parity Preferred Stock, the holders of Series A Preferred Stock and any Series A Parity Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Series A Junior Stock, by reason of their ownership thereof, an amount equal to their full liquidation preference, which in the case of the Series A Preferred Stock shall be $10.00 per share (as adjusted for any stock-splits, reverse stock splits, recapitalizations, dividends in kind or similar events with respect to such stock), which amount shall increase at a rate of 8.00% per annum, compounded quarterly, commencing on the date of issuance of each such share, plus any declared but unpaid dividends on such shares (the "Series A Liquidation Preference"). If, upon occurrence of such event and after payment of the amounts in accordance with paragraph (i) the remaining assets and funds thus distributed among the holders of the Series A Preferred Stock and any Series A Parity Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then after setting apart or paying in full the preferential amounts due to holders of Senior Stock, Series B Preferred Stock and Series B Parity Stock, the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series A Preferred Stock and Series A Parity Stock in proportion to the number of shares and the respective liquidation preferences of Series A Preferred Stock and Series A Parity Stock held by each such holder.

                    (iii) After payment has been made to the holders of Senior Stock, the Series B Preferred Stock, any Series B Parity Stock, the Series A Preferred Stock and any Series A Parity Stock of their respective Liquidation Preferences, the holders of the Series A Junior Stock shall be entitled to receive the remaining assets of the Corporation as set forth in the Certificate of Incorporation or any certificate of designation defining the liquidation preference of any such Series A Junior Stock, or otherwise in proportion to the number of shares of Series A Junior Stock held by each such holder.

     For purposes of this Amended and Restated Certificate of Incorporation, the term "Liquidation Preference" shall mean the liquidation preference that is applicable to the Series A Preferred Stock with respect to shares of Series A Preferred Stock and shall mean the liquidation preference that is applicable to the Series B Preferred Stock with respect to shares of Series B Preferred Stock.

               (b) For purposes of this paragraph 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, and to include, (i) the Corporation's sale of all or substantially all of its business, assets or property (including intellectual property), or (ii) any transaction or series of related transactions resulting in a reorganization, merger, or consolidation (whether or not the Corporation is the entity surviving such transaction) in which holders of all voting equity securities of the Corporation immediately prior to such transaction will hold (by reason of their holdings in the Corporation) less than 50% of the voting equity securities of the Corporation or other entity surviving such transaction, (in each case, a "Change of Control Transaction"); provided however that in the event of a Change of Control Transaction which occurs prior to the fifth anniversary of the issuance of any share of Issued Preferred Stock, the Liquidation Preference associated with such share of Issued Preferred Stock shall be computed as if such Change of Control Transaction occurred on the fifth anniversary of the issuance of such share of Issued Preferred Stock; and, provided further, that in the event of a Change of Control Transaction, if the amount that would have been received by holders of Issued Preferred Stock had the full amount of the applicable Liquidation Preference per share with respect to Issued Preferred Stock (calculated in accordance with this paragraph) been converted into Common Stock prior to the Change of Control Transaction (the "As-Converted Amount") exceeds the applicable amount which would have been received in respect of each share of Issued Preferred Stock absent such conversion, then each holder of Issued Preferred Stock will be entitled to receive the applicable As-Converted Amount of each share of Issued Preferred Stock.

               (c) In any of such events, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value as determined by the Board of Directors in the good faith exercise of its reasonable business judgment. Any securities shall be valued as follows:

                    (i) Securities not subject to restrictions on free marketability:

                         (1) If traded on a securities exchange or on the Nasdaq
National Market System or the Nasdaq SmallCap Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing;

                         (2) If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three (3) days prior to the closing; and

                         (3) If there is no active public market, the value
shall be the fair market value thereof, as determined (x) by agreement between the Corporation and the holders of a majority of the outstanding shares of the Series A Preferred Stock and the Series B Preferred

Stock or (y) in the absence of such agreement, by the Board of Directors in the good faith exercise of its reasonable business judgment (after consultation with a mutually acceptable financial advisor in the event such fair market value is expected in good faith to exceed $1,000,000 by a majority of the Board of Directors or a majority of the Preferred Directors (as defined hereafter).

                    (ii) The method of valuation of securities subject to restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i)
(1), (2) or (3) to reflect the approximate fair market value thereof, as determined (x) by agreement between the Corporation and the holders of a majority of the outstanding shares of each of the Series A Preferred Stock and the Series B Preferred Stock, or (y) in the absence of such agreement, by the Board of Directors in the good faith exercise of its reasonable business judgment (after consultation with a mutually acceptable financial advisor in the event such fair market value is expected in good faith to exceed $1,000,000 by a majority of the Board of Directors or a majority of the Preferred Directors.

          (3)   Conversion. The holders of Issued Preferred Stock shall have
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conversion rights as follows (the "Conversion Rights"):

               (a)  Right to Convert and Automatic Conversion.
                    -----------------------------------------

                    (i) Each share of Issued Preferred Stock shall be convertible, at the option of the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Liquidation Preference of such share (computed as of the date of conversion), by the applicable conversion price determined as hereinafter provided, in effect at the time of conversion. The Series A Conversion Price, after taking into account all adjustments made prior to the date hereof, shall initially be equal to $0.37. The Series B Conversion Price shall initially be equal to $0.19. The Conversion Price shall be subject to adjustment as hereinafter provided. For purposes of this Amended and Restated Certificate of Incorporation, the term "Conversion Price" shall mean, with respect to shares of Series A Preferred Stock, the Series A Conversion Price, and, with respect to shares of Series B Preferred Stock, the Series B Conversion Price.

                    (ii) Each share of Issued Preferred Stock shall automatically be converted into shares of Common Stock at the then effective applicable Conversion Price at the earlier of (i) the delivery of notice of automatic conversion by the Company to all holders of the applicable series of Issued Preferred Stock, provided that such notice may not be given (A) prior to the fifth anniversary of the first date of issuance of such series of Issued Preferred Stock, and (B) unless the closing sales price of the Corporation's Common Stock during regular trading hours was $5.00 or more (as adjusted for stock-splits, stock dividends and similar events) for thirty (30) consecutive trading days ending not more than ten (10) days prior to the date of such notice, or (ii) at the election of the holders of a majority of the outstanding shares of the applicable series of Issued Preferred Stock.

               (b) Mechanics of Conversion. No fractional shares of Common Stock
                   -----------------------
shall be issued upon conversion of Issued Preferred Stock. In lieu of any fractional share to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of the Common Stock as determined by the Board of Directors in accordance with Section 2(c) hereof. Before any holder of Issued Preferred Stock shall be entitled to convert the same into full shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such Issued Preferred Stock and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Issued Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into a fractional share of Common Stock. Except as set forth in the following sentence, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Issued Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. In the event of an automatic conversion pursuant to Section 3(a)(ii), the outstanding shares of Issued Preferred Stock shall be converted automatically without any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or the transfer agent for such Issued Preferred Stock; and the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such Issued Preferred Stock are either delivered to the Corporation or the transfer agent for such Issued Preferred Stock as provided above, or the holder notifies the Corporation or the transfer agent for such Issued Preferred stock that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable thereafter, issue and deliver to such address as the holder may direct, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled.

               (c)  Adjustments to Conversion Price for Diluting Issues.
                    ---------------------------------------------------

                    (i) Special Definitions. For purposes of this Section 3, the
                        -------------------
following definitions shall apply:

                         (1) "Options" shall mean rights, options or warrants to
subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                         (2) "Convertible Securities" shall mean any evidences
of indebtedness, shares (other than Common Stock, Series A Preferred Stock and Series B Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

                         (3) "Additional Shares of Common Stock" shall mean all
shares of Common Stock issued (or, pursuant to Section 3(c)(iii), deemed to be issued) by the Corporation after the first issuance of shares of Series B Preferred Stock (the "Original Issue Date") other than shares of Common Stock issued or issuable:

                              (A) upon conversion of shares of Issued Preferred
Stock, upon the issuance of Options, including exercise or conversion of Convertible Securities subject to such Options, issued or issuable pursuant to the terms of the agreement or agreements governing initial issuance and sale of Series A Preferred Stock, or upon exercise or conversion of Options or Convertible Securities outstanding as of the date hereof;

                              (B) to officers, directors or employees of, or
consultants to, the Corporation pursuant to a stock grant, option plan or purchase plan or other stock incentive program, including without limitation sales of shares to such persons pursuant to restricted stock purchase agreements (collectively, the "Plans") approved by the Board of Directors;

                              (C) as a dividend or distribution on the Issued
Preferred Stock or in connection with any stock split, stock dividend or similar transaction;

                              (D) in connection with (1) equipment lease
financing transactions with institutions regularly engaged in equipment leasing or (2) bank lending, if such transactions are approved by the Board of Directors, and such issuance is not principally for the purpose of raising additional equity capital for the Corporation; provided however that the number of shares of Common Stock so excluded in any fiscal year of the Company shall not exceed 0.5% of the number of shares of Common Stock outstanding (determined as of the date of issuance of such shares of Common Stock), after giving effect to the conversion of all outstanding shares of Preferred Stock and other "in-the-money" (as such term is defined in paragraph 3(c)(iv) below) securities convertible into Common Stock unless such grants are approved by a majority of the directors of the Corporation elected by holders of Preferred Stock (the "Preferred Directors") present and voting;

                              (E) securities issued to customers or joint
venture partners or in connection with other strategic alliances approved by the Board of Directors including a majority of the Preferred Directors present and voting, which involve the grant of licenses or localization, distribution, OEM, bundling, manufacturing or resale rights with respect to the Corporation's products or technology;

                              (F) securities issued pursuant to the acquisition
of another corporation by the Corporation by merger, purchase of substantially all of the assets of the other corporation, or other reorganization approved by the Board of Directors including a majority of the Preferred Directors present and voting; and

                              (G) by way of dividend or other distribution on
shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (A), (B), (C), (D), (E) or (F) or on shares of Common Stock so excluded, provided that such issuance is made (x) pursuant to obligations of the Corporation established in connection with the original issuance of such securities or (y) to all holders of the Corporation's capital stock in proportion to the number of shares held.

                    (ii) No Adjustment of Conversion Price. No adjustment in the
                         ---------------------------------
Conversion Price of a series of Issued Preferred Stock shall be made in respect of the issuance or deemed issuance (pursuant to Section 3(c)(iii) below) of Additional Shares of Common Stock unless the consideration per share (determined in accordance with paragraph 3(c)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is or would be less than the Conversion Price for such series of Issued Preferred Stock in effect on the date of, and immediately prior to such issue or deemed issue. No adjustment in the Series A Conversion Price or the Series B Conversion Price shall be made pursuant to paragraph (iv) below as a result of any stock dividend or subdivision which causes an adjustment in the applicable Conversion Price pursuant to Section 3(d) below.

                    (iii) Deemed Issue of Additional Shares of Common Stock. In
                          -------------------------------------------------
the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities which are exercisable for or convertible into Additional Shares of Common Stock or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any case in which Additional Shares of Common Stock are deemed to be issued:

                              (A) no further adjustment in the Series A
Conversion Price or the Series B Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                              (B) if such Options or Convertible Securities by
their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series A Conversion Price or the Series B Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and

                              (C) no readjustment pursuant to clause (B) above
shall have the effect of increasing the Series A Conversion Price or the Series B Conversion Price to an amount which exceeds the lower of (i) such Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

                    (iv) Adjustment of Conversion Price Upon Issuance of
                         -----------------------------------------------
Additional Shares of Common Stock. Except as set forth in (e) below, in the
---------------------------------
event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to paragraph 3(c)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of Issued Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) which shall be determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the sum of (i) the number of shares of Common Stock issued and outstanding immediately prior to such issue, (ii) the number of shares of Common Stock issuable upon conversion of the Preferred Stock outstanding immediately prior to such issue, (iii) the number of shares of Common Stock issuable upon exercise of outstanding in-the-money Options and conversion of outstanding in-the-money Convertible Securities and (iv) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and the denominator of which shall be the sum of (1) the number of shares of Common Stock issued and outstanding immediately prior to such issue, (2) the number of shares of Common Stock issuable upon conversion of the Preferred Stock outstanding immediately prior to such issue, (3) the number of shares of Common Stock issuable upon exercise of outstanding in-the-money Options and conversion of outstanding in-the-money Convertible Securities and
(4) the number of such Additional Shares of Common Stock so issued. "In-the-money" Options and Convertible Securities shall be deemed to include all securities exercisable for or convertible into shares of Common Stock with a fair market value equal to or greater than the fair market value of the consideration which must be paid or which must be foregone to effect such exercise or conversion.

                    (v) Determination of Consideration. For purposes of this
                        ------------------------------
paragraph 3(c), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                         (1) Cash and Property. Such consideration shall:
                             -----------------

                              (A) insofar as it consists of cash, be computed at
the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                              (B) insofar as it consists of property other than
cash, be computed at the fair value thereof at the time of such issue, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment; and

                              (C) in the event Additional Shares of Common Stock
are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment.

                         (2) Options and Convertible Securities. The
                             ----------------------------------
consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to paragraph 3(c)(iii), relating to Options and Convertible Securities, shall be determined by dividing

                         (x) the total amount, if any, received or receivable by
the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                         (y) the maximum number of shares of Common Stock (as
set forth in the instrument relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                    (vi) Notwithstanding anything in this Section 3(c) to the contrary, no adjustment to the Series B Conversion Price provided for in this
Section 3(c) shall be given effect upon the conversion of any shares of Series B Preferred Stock unless, prior to the date of such conversion, the holders of a majority of the outstanding shares of the Common Stock and Series A Preferred Stock, voting together on an as-converted to Common Stock basis in accordance with the provisions of this Certificate of Incorporation, approve or ratify the provisions of this Section 3(c).

               (d) Adjustments for Stock Dividends, Subdivisions, Combinations,
                   ------------------------------------------------------------
or Consolidations. In the event the Corporation shall pay a stock dividend on
-----------------
the Common Stock, or the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by reclassification or otherwise, into a greater or lesser number of shares of Common Stock, the applicable Conversion Price of the Issued Preferred Stock in effect immediately prior to such subdivision or combination shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.

               (e) Additional Adjustments.
                   ----------------------

                    (i) Adjustment of Conversion Price Upon Payment of Certain
                        ------------------------------------------------------
Amounts. In the event this Corporation shall pay, directly or indirectly,
-------
consideration of more than $1,000,000 in the aggregate (such amount, including the initial $1,000,000, an "Excess Payment") (A) pursuant to a settlement agreement or a final and binding award of damages by a court or arbitrator with respect to an Eligible Claim (as defined below) involving payment of consideration by the Corporation (net of any consideration received by the Corporation in connection with such Eligible Claim from third parties including insurance carriers, co-defendants and adverse parties) in excess of $100,000 but not more than $1,000,000, (B) pursuant to a settlement agreement or a final and binding award of damages by a court or arbitrator with respect to an Eligible Claim involving payment by the Corporation of consideration (net of any consideration received by the Corporation in connection with such Eligible Claim from third parties including insurance carriers, co-defendants and adverse parties) in an amount in excess of $1,000,000 (a "Major Damage Award"), (C) all out-of-pocket fees and expenses (including out-of-pocket expenses of investigation and attorneys fees and expenses) paid by the Company in connection with the defense of an Eligible Claim which results in a Major Damage Award and
(D) in payment by the Corporation of any federal or state taxes arising out of the forgiveness of indebtedness of employees or former employees of the Company that was incurred in connection with the acquisition of any of the Company's securities, then and in such event the Series A Conversion Price shall be reduced as set forth in paragraph (iii) hereof. For purposes hereof, "Eligible Claim" shall mean any action, suit, or proceeding threatened in writing or commenced prior to or within 12 months following the initial filing of the Certificate of Designation of Series A Preferred Stock based on a claim relating to or arising out of either (a) the conduct of the Company's business, which claim is based on alleged facts and circumstances that would constitute a breach of the representations and warranties of the Corporation set forth in Section 3 of that certain Series A Preferred Stock Purchase Agreement dated as of September 23, 2001 among the Corporation and certain purchasers of shares of Series A Preferred Stock (the "Series A Agreement") disregarding the qualifications or modifications to such representations and warranties contained in Sections 3.7 and 3.13 of the Schedule of Exceptions to the Series A Agreement, or (b) a misstatement or alleged misstatement of a material fact, or omission or alleged omission to state a material fact, in connection with the purchase or sale, or failure to purchase or sell, any of the Corporation's securities; provided that the material facts or circumstances of the claims described in paragraphs (a) and (b) occurred prior to the initial date of the filing of the Certificate of Designation of Series A Preferred Stock.

                    (ii) Adjustment Formula. In each event that adjustment to
                         ------------------
the Series A Conversion Price is required under Paragraph (i) above, the Series A Conversion Price then in effect shall be reduced, concurrently with such event, to a price (calculated to the nearest cent) which shall be determined by multiplying such Conversion Price by a fraction, the numerator of which shall be one, and the denominator of which shall be the sum of one plus a fraction, the numerator of which shall be the New Share Number and the denominator of which shall be the sum of (1) the number of shares of Common Stock issued and outstanding immediately prior to such issue and (2) the number of shares of Common Stock issuable upon exercise of outstanding Options and conversion of outstanding Convertible Securities, but excluding all shares of Common Stock issuable upon conversion of Series A Preferred Stock outstanding or issuable upon conversion of outstanding warrants therefor and shares of Common Stock issuable upon exercise of Warrants therefor that were issued in connection with the issuance of shares of Series A Preferred Stock. For purposes hereof, the New Share Number shall equal (A) in the case of any adjustment required under paragraph (i) the number of shares of Common Stock so issued, and (B) in the case of any adjustment required by paragraph (ii) the sum of (x) the number of shares of Common Stock actually issued, to the extent the Excess Payment is made in Common Stock, and (y) the value of the Excess Payment, to the extent it is not paid in Common Stock, divided by the value of the Corporation's Common Stock on the date of payment (determined in accordance with Paragraph 2(c)(i)).

               (f) No Impairment. Unless approved in accordance with Section 5
                   -------------
hereof, the Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Issued Preferred Stock against impairment.

               (g) Notices of Record Date. In the event that the Corporation
                   ----------------------
shall propose at any time:

                    (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                    (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                    (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

                    (iv) to merge with any other corporation (other than a merger in which the Company is the surviving entity and the holders of the outstanding voting equity securities of the Corporation immediately prior to such merger hold more than fifty percent (50%) of the voting power of the surviving entity immediately following such merger), or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, the Corporation shall send to the holders of the Issued Preferred Stock:

                         (1) at least twenty (20) days' prior written notice of
the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

                         (2) in the case of the matters referred to in (iii) and
(iv) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of the Issued Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given when so mailed.

               (h) Recapitalization. If at any time or from time to time there
                   ----------------
shall be a merger, consolidation, recapitalization (including the reverse stock split effected hereby) or similar transaction of the Corporation (other than a transaction treated as a liquidation for purposes of Section 2 or a subdivision or combination as set forth in Section 3(d)) provision shall be made so that the holders of the Issued Preferred Stock shall thereafter be entitled to receive upon conversion of the Issued Preferred Stock the number of shares of stock or other securities or property of the Corporation or any successor thereto to which a holder of Common Stock deliverable upon conversion of each share of such series would have been entitled on such transaction. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Issued Preferred Stock after the such transaction to the end that the provisions of this Section 3 (including adjustment of the Series A Conversion Price and the

Series B Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock and the Series B Preferred Stock) shall be applicable after such transaction as nearly equivalent as may be practicable.

               (i) Adjustments for Other Distributions. In the event the
                   -----------------------------------
Corporation at any time, or from time to time, makes or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 3, then and in each such event provision shall be made so that the holders of the Issued Preferred Stock shall receive upon the date of such distribution, the amount of securities of the Corporation which they would have received had their Issued Preferred Stock been converted into Common Stock on such date.

               (j) Certificates as to Adjustments. Upon the occurrence of each
                   ------------------------------
adjustment or readjustment of the Series A Conversion Price or the Series B Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Issued Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Issued Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (1) such applicable adjustments and readjustments, (2) the applicable Conversion Price for such series at the time in effect, and (3) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's Preferred Stock. Any certificate sent to the holders of the Issued Preferred Stock pursuant to this Section 3(j) shall be signed by an officer of the Corporation.

               (k) Reservation of Shares Issuable Upon Conversion. The
                   ----------------------------------------------
Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Issued Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Issued Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Issued Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               (l) Issue and Transfer Taxes. The Corporation will pay any and
                   ------------------------
all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of the Issued Preferred Stock pursuant hereto; provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the Issued Preferred Stock to be converted and no such issue or delivery will be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

          (4) Voting Rights and Directors.
              ---------------------------

               (a) Except as otherwise required by law, or as otherwise set forth herein, the holders of Issued Preferred Stock, and the holders of Common Stock shall be entitled to notice of any stockholders' meeting and to vote upon any matter submitted to the stockholders for a vote, as follows: (i) each holder of Issued Preferred Stock shall have one vote for each full share of Common Stock into which the Issued Preferred Stock would have been convertible (assuming that such shares were issued on and as of such dates) as of the Original Issue Date (with respect to the Series B Preferred Stock) or October 9, 2001 (with respect to the Series A Preferred Stock), subject to adjustment for stock dividends, subdivisions, combinations or consolidations pursuant to
Section 3 (d) hereof, and (ii) the holders of Common Stock shall have one (1) vote per share of Common Stock.

               (b) As long as the number of outstanding shares of Series A Preferred Stock is not less than 75% of the aggregate number of shares of Series A Preferred Stock issued by the Corporation, the holders of such shares of Series A Preferred Stock shall vote as a separate class to elect three (3) directors of the Corporation. The foregoing number of directors to be elected by holders of the Series A Preferred Stock voting as a separate class (the "Series A Directors") shall be reduced as follows: (i) to two (2) directors if the number of outstanding shares of Series A Preferred Stock is less than 75%, but not less than 50%, of the aggregate number of shares of Series A Preferred Stock issued by the Corporation, (ii) to one (1) director if the number of outstanding shares of Series A Preferred Stock is less than 50%, but not less than 25%, of the aggregate number of shares of Series A Preferred Stock issued by the Corporation, and (iii) to zero (0) if the number of outstanding shares of Series A Preferred Stock is less than 25% of the aggregate number of shares of Series A Preferred Stock issued by the Corporation. Immediately upon any event causing such a reduction in the number of Series A Directors, the term of the Series A Director with the shortest remaining term of office shall thereupon automatically cease and such resulting vacancy shall be filled by a new director appointed by a majority of the directors who are not Series A Directors. One of the three initial Series A Directors shall be appointed to each of the three classes of directors of the Corporation (Class I, Class II and Class III). In the case of a vacancy (other than a vacancy caused by a reduction in the number of Series A Directors as set forth above) in the office of a director occurring among directors elected by the holders of Series A Preferred Stock pursuant to this Section 4(b), the remaining directors so elected by Series A Preferred Stock (or if there is no such director remaining, the holders of a majority of the Series A Preferred Stock), may elect a successor or successors to hold office for the unexpired term of the director or directors whose places shall be vacant. Any director who shall have been elected by the holders of Series A Preferred Stock or by any directors so elected as provided in the immediately preceding sentence may be removed during the aforesaid term of office, with or without cause, by the affirmative vote of holders of the Series A Preferred Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by an affirmative vote of holders of Series A Preferred Stock represented at the meeting or pursuant to the written consent.

               (c) As long as any shares of Series B Preferred Stock remain outstanding, the holders of Series B Preferred Stock shall vote as a separate class to elect such number of directors of the Corporation (the "Series B Directors"), which, when added to the number of the

Series A Directors, will be in as close a proportion as is possible to the total number of directors of the Corporation as the proportion of the number of shares of Common Stock issuable upon the conversion of all shares of Series A Preferred Stock and Series B Preferred Stock is to the total number of shares of Common Stock then outstanding (after giving effect to the conversion of all shares of Preferred Stock then outstanding), rounded down to the nearest whole number; provided, however, that the foregoing right shall be superseded in the event, to the extent, and for so long as the appointment of any such Series B Director would cause the Corporation to fail to comply with applicable laws or regulations or the rules of the Nasdaq Stock Market. Any such Series B Director may be removed during the term of office of such Series B Director, with or without cause, by the affirmative vote of the holders of Series B Preferred Stock, given either at a special meeting duly called for that purpose or pursuant to a written consent, and any vacancy thereby created may be filled by an affirmative vote represented at the meeting or pursuant to the written consent. All directors other than the Preferred Directors shall be elected by the holders of Common Stock, the holders of Series A Preferred Stock and the holders of Series B Preferred Stock, voting together as a single class, on an as-converted to Common Stock basis.

               (d) Any action which the holders of Issued Preferred Stock are authorized to take at a duly called annual or special meeting of stockholders may in lieu thereof be taken by means of a written consent of such holders.

          (5)   Protective Provisions.
                ---------------------

               (a) In addition to any other rights provided by law, the Corporation and its subsidiaries shall not, without first obtaining the affirmative vote or written consent of (A) the holders of not less than a majority of the outstanding shares of Series A Preferred Stock, voting together as a single class, on an as-converted to Common Stock basis, provided that at least 50% of the shares of Series A Preferred Stock issued by the Corporation remain outstanding, and (B) the holders of not less than a majority of the outstanding shares of Series A Preferred Stock and Series B Preferred stock, voting together as a single class, on an as-converted to Common Stock basis, provided that at least 50% of the shares of Series B Preferred Stock issued by the Corporation remain outstanding:

                    (i) amend or repeal any provision of, or add any provision to, this Certificate of Incorporation;

                    (ii) issue any bonds, debentures or notes or incur similar debt obligations, other than trade debt in the ordinary course of business;

                    (iii) consummate a Change of Control Transaction, unless the aggregate value received for, or realizable in respect of, all outstanding shares of Issued Preferred Stock, determined in accordance with Section 2(c) hereof, as a result of such sale or other transaction or series of transactions exceeds an amount equal to $10.00 per share (as adjusted for stock splits and dividends in kind) multiplied by the number of outstanding shares of Issued Preferred Stock (the "Aggregate Cash Purchase Price"), plus an amount sufficient to result in an overall internal rate of return (IRR) on the Aggregate Cash Purchase Price of 50%, taking into account for purposes of calculating such overall IRR any differences in the dates of issuance of such outstanding shares;

                    (iv) repurchase any outstanding shares of stock of the Corporation, except for (i) repurchase of shares held by employees of the Corporation pursuant to repurchase agreements approved by the Board of Directors and (ii) redemption of shares of Preferred Stock;

                    (v) amend the Bylaws of the Corporation to increase the authorized number of directors of the Corporation to more than eight (8);

               (b) In addition to any other rights provided by law, the Corporation and its subsidiaries shall not without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Series A Preferred Stock, voting together as a single class, on an as-converted to Common Stock basis, provided that at least 50% of the shares of Series A Preferred Stock issued by the Corporation remain outstanding:

                    (i) pay any dividend on any shares of Series A Junior Stock, or repurchase or redeem any such shares of Series A Junior Stock except for repurchases of unvested shares of Series A Junior Stock at cost from employees, directors, consultants and other service providers; or

                    (ii) authorize or issue any shares of any class or series of Senior Stock, or Series A Parity Preferred Stock or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of Senior Stock or Series A Parity Preferred Stock.

               (c) In addition to any other rights provided by law, the Corporation and its subsidiaries shall not without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, on an as-converted to Common Stock basis, provided that at least 50% of the shares of Series B Preferred Stock issued by the Corporation remain outstanding:

                    (i) pay any dividend on any shares of Series B Junior Stock, or repurchase or redeem any such shares of Series B Junior Stock except for repurchases of unvested shares of Series B Junior Stock at cost from employees, directors, consultants and other service providers; or

                    (ii) authorize or issue any shares of any class or series of Senior Stock or Series B Parity Preferred Stock or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of Senior Stock or Series B Parity Preferred Stock of the Corporation.

          (6)   Status of Converted Stock. In the event any shares of Series A
                -------------------------
Preferred Stock or Series B Preferred Stock shall be converted pursuant to
Section 3 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation.

          (7)   Residual Rights. All rights accruing to the outstanding shares
                ---------------
of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

                                      FIFTH

     The Corporation is to have perpetual existence.

                                      SIXTH

     Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins.

                                     SEVENTH

     The number of directors that constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

                                     EIGHTH

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

                                      NINTH

     To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                      TENTH

     Section 1.  At each annual meeting of stockholders, directors of the
     ---------
Corporation shall be elected to hold office until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified; except that if any such election shall be not so held, such election shall take place at stockholders' meeting called and held in accordance with the Delaware General Corporation Law. The directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designed Class I, Class II and Class III. The term of office of the initial Class I directors shall expire at the next succeeding annual meeting of stockholders, the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the stockholders. For the purposes hereof, the initial Class I, Class II and Class III directors shall be those directors so designated by the incorporator. At each annual meeting of stockholders, directors to replace those of a Class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting and until their respective successors shall have been duly elected and qualified. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable.

     Section 2. The number of directors that constitute the whole Board of
     ---------
Directors of the Corporation shall be designated in the Bylaws of the Corporation.

     Section 3. Vacancies occurring on the Board of Directors for any reason may
     ---------
be filled by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office until the next succeeding annual meeting of stockholders of the Corporation and until his or her successor shall have been duly elected and qualified.

                                    ELEVENTH

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                     TWELFTH

     The stockholders of the Corporation may not take action by written consent in lieu of a meeting but must take any actions at a duly called annual or special meeting, except that the holders of the Corporation's Preferred Stock may take action by written consent in lieu of a meeting on matters for which the Preferred Stock is entitled to a separate class vote.

                                   THIRTEENTH

     Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of the capital stock required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds (2/3) of the combined voting power of all of the then outstanding shares of the Corporation entitled to vote shall be required to alter, amend or repeal Articles TENTH, TWELFTH or THIRTEENTH or any provision thereof, unless such amendment shall be approved by a majority of the directors of the Corporation not affiliated or associated with any person or entity holding (or which has announced an intention to obtain) 20% or more of the voting power of the Corporation's outstanding capital stock.

                                   FOURTEENTH

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     4. This Amended and Restated Certificate of Incorporation Shall become effective at 12:00 a.m. Eastern Time on December 19, 2002.

     IN WITNESS WHEREOF, Evolve Software, Inc., has caused this Amended and Restated Certificate of Incorporation to be executed by Linda Zecher, in her capacity as its President and Chief Executive Officer, this Seventeenth day of December, 2002.

                                           /s/ Linda Zecher
                                           -------------------------------------
                                           Linda Zecher
                                           President and Chief Executive Officer